The picture can't be displayed. The picture can't be displayed. © 2014 Brightman Almagor Zohar & Co. COMPANY PRESENTATION A NEW ERA IN HEALTHCARE June 2019 Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated June 3 , 2019 Registration No. 333 - 231591

2 This presentation of G Medical Innovations Ltd . (the “ Company ” ) highlights basic information about us and the offering to which this presentation relates . Because it is a summary, it does not contain all of the information that you should consider before investing in our securities . The Company has filed a Registration Statement (including a prospectus, which currently is in preliminary form) with the Securities and Exchange Commission ( “ SEC ” ) for the offering to which this presentation relates . The Registration Statement has not yet become effective . Before you invest, you should read the Preliminary Prospectus in the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering . You may access these documents for free by visiting EDGAR on the SEC web site at www . sec . gov . The Preliminary Prospectus, dated May 31 , 2019 , is available on the SEC web site at www . sec . gov/edgar . Alternatively, the Company or the underwriter participating in the offering will arrange to send you the Preliminary Prospectus and, when available, the final prospectus and/or any supplements thereto if you contact H . C . Wainwright & Co . , LLC, at placements@hcwco . com or via telephone at 646 - 975 - 6996 . FREE WRITING PROSPECTUS STATEMENT

3 This presentation of the Company contains “ forward - looking statements ” within the meaning of the Private Securities Litigation Reform Act and other securities laws . Words such as “ expects, ” “ anticipates, ” “ intends, ” “ plans, ” “ believes, ” “ seeks, ” “ estimates ” and similar expressions or variations of such words are intended to identify forward - looking statements . For example, we are using forward - looking statements when we discuss our objectives, plans, strategies, business model, next generation products, obtaining regulatory approvals, statements relating to the research, development, and use of our technologies and products . Forward - looking statements are not historical facts, and are based upon management ’ s current expectations, beliefs and projections, many of which, by their nature, are inherently uncertain . Such expectations, beliefs and projections are expressed in good faith . However, there can be no assurance that management ’ s expectations, beliefs and projections will be achieved and actual results may differ materially from what is expressed in or indicated by the forward - looking statements . Forward - looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward - looking statements . For a more detailed description of the risks and uncertainties affecting the Company, reference is made to the Company ’ s preliminary prospectus dated May 31 , 2019 , filed with the SEC as part of the Company ’ s Registration Statement on Form F - 1 . Forward - looking statements speak only as of the date the statements are made . The Company assumes no obligation to update forward - looking statements to reflect actual results, subsequent events or circumstances, changes in assumptions or changes in other factors affecting forward - looking information except to the extent required by applicable securities laws . If the Company does update one or more forward - looking statements, no inference should be drawn that the Company will make additional updates with respect thereto or with respect to other forward - looking statements . FORWARD LOOKING STATEMENTS

G MEDICAL OVERVIEW 1 G MEDICAL INNOVATIONS OVERVIEW 4

G Medical Innovations is at the forefront of the digital health revolution in developing the next generation of mobile technologies that will empower consumers and providers to better monitor, manage, and improve clinical and personal health outcomes. AT A GLANCE • Founded in 2014 • Public company, traded on the ASX (GMV) • Global Presence • 100 Employees worldwide 1. Australia - Holding Company 2. Israel – R&D and Regulatory 3. USA – Remote patient monitoring services and selling of medical devices 4. China – Production, local sales and marketing 5. Macedonia - Additional R&D 6. UK – Remote patient monitoring services 7. Hong Kong – Business sales hub 5

6 THE COMPANY ‘ S VISION ENABLING EARLY DETECTION IMPROVING HEALTHCARE OUTCOMES REDUCING COSTS EXPANDING ACCESS TO CLINICALLY RELEVANT INFORMATION + + + G Medical Innovations seeks to usher in a new era of healthcare and wellness by utilizing its patented wireless technologies, and proprietary information technology and service platforms, to empower a new generation of consumers, patients and providers to improve quality of life by :

7 G MEDICAL WINNING WITH EXPERIENCE Regulatory approvals • Medical grade devices cleared following FDA and CE guidance • Team experience obtaining clearance with the FDA for over 48 medical devices Go To Market • Over 25 years of medical device development and commercialization Strong R&D • Over 25 years of experience in developing mobile embedded medical sensors Medical Service Model – Medical Call Centers setup and operation • Over 25 years of experience in international and US patients monitoring • Over 5 M patients monitored G MEDICAL – WINNING WITH EXPERIENCE

MANAGEMENT TEAM Established track record in commercialising medical devices Dr. Yacov Geva President & CEO Dr. Geva is a well - known pioneer in the industry of Medical Devices and remote monitoring services, and co - founder of LifeWatch AG (former Card Guard AG and Card Guard Scientific Survival Ltd.). Successfully led LifeWatch to an IPO. Dr. Geva holds a B.Sc in Mechanical and Nuclear Engineering, a Ph.D. (with honors) in Business Administration from the International School of Management, Paris and an honorary doctorate from Oxford Brooks University. Dr. Geva is also a senior member of the royal society of medicine in the UK (RSM). Mr. Rafi Heumann President & COO Mr. Heumann has over 20 years of experience in Hi - tech, mHealth, operations and services industries. He brings with him advanced skills in strategic planning, international negotiations and business development, and directing complex projects. Mr. Heumann has business management education from Bar - Ilan University, Israel. Mr. Kobi Ben - Efraim CFO Mr. Ben - Efraim is an experienced and senior CFO of global companies with more than 20 years ’ experience in the finance and accounting domain. He has served in Israeli high tech companies including DSPC Group (a NASDAQ - traded company) and El - Op. Mr. Ben - Efraim holds a B.A. in Economics and Accounting from Tel Aviv University, and is a Certified Public Accountant (IL). Mr. Oded Shahar Senior Vice President Mergers and Acquisitions Mr. Shahar is serving as our Senior Vice President Mergers and Acquisitions since July, 2017 . From August 2004 to November 2007 , Mr. Shahar served as the head of the Israeli branch of Crédit Agricole Corporate and Investment Bank. Since 2007 , Mr. Shahar has managed his own law firm, specializing in banking and international investments, mergers & acquisitions and international contracts. Mr. Shahar holds an LL.B. from Tel Aviv University, is qualified as a Notary and is a member of the Israel Bar Association. Mr. Benny T al VP, R&D Mr. Tal brings over 40 years of expertise in Electronics Development, Engineering and Operations. He has led R&D, engineering, and operation teams for OEM/ODM products. Mr. Tal holds a B.Sc.in Electrical Engineering and Computers and an MBA from Ben - Gurion University, Israel. Mr. Nir Geva CTO & Business Development Mr. Geva has over 17 years of experience in the Hi - Tech and Medical Device industry. A former CTO and strategic projects manager at LifeWatch Technologies, he has broad knowledge on project management and manufacturing of medical devices. Mr. Geva wrote over 15 patents related to Medical Devices, Remote Patients Monitoring and IoT. He holds a BSc. in Mechanical Engineering from the Technion in Haifa and an Executive MBA from Kellogg school of management, (Northwestern University in Chicago). 8

BOARD OF DIRECTORS Diverse international Board, with expertise in growth companies Dr. Kenneth R. Melani Chairman  of  the  B oard Dr. Melani has over 30 years ’ experience in the healthcare industry as a provider, supplier and insurer. He has started seven successful for - profit health services businesses and has served in various critical business roles including CEO, Chief Medical Office, and Strategy and Business Development. During his tenure as President and CEO of Highmark Inc. in 2003 to 2012 , he grew the company into one of the largest and most diversified healthcare companies in the United States, serving over 32 million individuals. He has been an investor in numerous pre - IPO investments since 1985 and was instrumental for several successful IPOs in Switzerland. Dr. Shuki Gleitman Non Executive Director Dr. Gleitman is the Chairman of the Guangzhuo Israel Biotech Fund, Chairman of the Board of Directors of Capital Point Group, a Board member and Chairman of the audit and financial committees of Elbit Systems (NASDAQ, TLV traded), Chairman of the YoYa Group, Senior Advisor to the World Bank (national policy for innovation) and Senior Strategy Advisor to Serbia Innovation Fund. Prior to this, Dr. Gleitman was the Chief Scientist and Director General of Israel ’ s Ministry of Industry and Trade, where he managed all of the Israeli Government technological programs. Dr. Yacov Geva President & CEO Executive Director . Prof. Zeev Rotstein , Director Non Executive Director P rof. Rotstein has served on our board of directors since March 2019 . Prof. Rotstein has served as the director general of Hadassah Medical Organization since February 2016 , and as an Associate Clinical Professor at the Hebrew University of Jerusalem and the Sackler School of Medicine Tel Aviv University. Professor Rostein has acted as an expert consultant in the construction of several medical facilities throughout the world including Centro Medico La Paz, Equatorial Guinea ( major referral hospital in Equatorial Guinea), the Lagoon Hospital, Accra, Ghana and currently the Moscow Medical Cluster Oncological Centre and Polyclinic of Skolkovo, Moscow ʵ During his extensive career, Prof. Rotstein served as treasurer at the State ’ s Physician Organization, chairman of the World Fellowship of the Israel Medical Association ( I. M. A.), and member of the Editorial Board of Associations des Médécins Israelites de France. Prof. Rotstein served as a committee member of the I. M. A. Scientific Committee. Prof. Rotstein holds a Ph. D. in Cardiology from the Sackler School of Medicine at the Tel - Aviv University, and an M. B. A ( cum laude) from the Leon Recanati Graduate School of Business Administration at the Tel - Aviv University, and has held fellowships at the New York Department of Health, Tufts University, and Johns Hopkins Medical Centre School of Hygiene and Public Health. Mr. Urs Wettstein Non Executive Director Mr Wettstein has an accounting, auditing and taxation background in Switzerland, having founded his own accounting firm and also worked with Coopers and Lybrand AG in Zurich. He has been an advisor and investor in numerous pre - IPO investments since 1985 and was instrumental for several successful IPOs in Switzerland. Dr. Brendan de Kauwe Non Executive Director Dr. de Kauwe is a Director of Otsana Capital, a corporate advisory firm in Western Australia experienced in corporate restructuring and recapitalisations, mergers and acquisitions, IPO/RTO transactions and capital markets. He is currently Chairman of eSense - Lab Ltd (ASX:ESE), and Director of Race Oncology Ltd (ASX:RAC) and Ookami Ltd (ASX:OOK). 9

THE MARKET 2 10

11 THE GLOBAL HEALTHCARE CHALLENGE Source: World Bank, OECD, European Commission Healthcare spending as % of GDP is increasing: • USA: 17 % and rising • OECD: 9 % and rising • EU: 10 % and rising As patients become more demanding and providers ’ constraints more challenging, cost - effective health solutions and access become a top priority mHealth provides answers to major healthcare challenges: • Improved productivity and efficiency • Better utilisation of centralised assets and scarce talent resources PATIENTS PROVIDERS Aging, more self - guided, more obese, suffering from increasingly complex and chronic diseases Rising treatment costs, shortage of talent, growing capacity and budget constraints Increasing pressure to provide quality of care and contain costs PAYERS GOVERNMENT Increasing access to care, pressure to provide cost - effective, high - quality outcomes Rising complexity and cost

12 • Quality • Convenience • Cost Centralized assets and competencies Remote access to healthcare services – addressing the talent shortage Overall productivity, quality, and convenience gains Standardized, assisted, self - supported care provisioning • Quality • Risk reduction • Cost efficiencies • Quality and efficiency • Referrals and retention • Add - on services • Quality • Universal access Patients Providers Payers Government THE SOLUTION Mobile Health solutions promise better care and lower costs 63% 61% 44% 33% 23% 20% 16% 14% 0% 10% 20% 30% 40% 50% 60% 70% Reduce costs for hospital readmission… Reduce costs of patients non-… Reduce doctor visits costs Reduce prevention costs Reduce redundant examinations and… Reduce medical trial costs Reduce labor costs Reduce investment in technologies ESTIMATED POSITIVE IMPACT OF M - HEALTH ON KEY HEALTH CARE COST DRIVERS: Source: Research 2 Guidance

13 MARKET SIZING Fast growth and adoption of mHealth solutions 41 54 71 92 121 158 2017 2018 2019 2020 2021 2022 In billion USD Source: Variant Market Research IoT devices in healthcare Global mHealth market revenues

Bulk of the global revenues come from services for diagnostic, monitoring, chronic disease management, and antiquated applications. The fastest growing segments have been mobile tools and healthcare apps, which have grown at 26 % and 14 % compound annual growth rate (CAGR) respectively between 2013 to 2016 . THE OPPORTUNITY – mHEALTH MARKET The global mHealth enabled care market was worth $17.2 Billion in 2016 Source: Frost & Sullivan, Clinical mHealth Growth Opportunities, June 2016 14

PRODUCT SUITE 3 15

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Built - in sensors measure ECG, Heart rate, SpO 2 , body temperature and stress (HRV) Manual data entry of weight, glucose measurements and blood pressure. Test , view and store measurements on your smartphone and on the secure Cloud portal PRODUCT FUNCTIONALITY 17

PERSONAL MEDICAL “ USER ” PORTAL Contains Prizma test results, and trending charts Navigate to user settings, testing tutorials and support, set test reminders 18

PERSONAL MEDICAL “ DOCTOR ” PORTAL Doctor ’ s Dashboard Contains Abnormal Test Results, Medical History; Prizma test results; Call History; Physician comments 19 Patient Name Jane Doe

PRIZMA REPORT Share your results with any third party from your phone or user portal  20

VSMS patch - Extended Holter System, up to 14 days Continuously (beat to beat) records a multi - channel ( 6 leads) ECG and saves the waveforms to SD card. At the end of the service an extended ambulatory report is provided directly to the physician. ▪ Single device with comfortable format enhances patient compliance – no wires or extra equipment ▪ Comfortable wearable format increases diagnostic yields ▪ IP (or "Ingress Protection") rating allows daily showering ▪ Manual “ event ” button allows patient to mark a suspected cardiac event. Lead I, lead II, lead III, aVL , aVF , and aVR 21

22 G MEDICAL PRIZMA – CURRENT & NEXT GENERATION x Continues R&D x ECG and Arrhythmia Detection Algorithm – 20 Types of Arrhythmias x SpO 2 Oxygen Saturation Level x Heart Rate x Thermometer – Body Temp x Stress Analysis x External Blood Pressure x External Weight Scale x External Glucose Meter CURRENT STATE SECOND GEN EXPANDING VITAL AND BIOMETRIC MONITORING CAPABILITIES

BUSINESS MODEL 4 23

B 86,1(66 M 2'(/  PRIZMA Prizma & Accessories Sales of Products Cloud \ Portal Services Fee Income Call Center Channels B 2 B • Insurance Companies • Medical Institutions • Other Distributors B 2 C • Online Store • Market Places • Patch Unit • Disposables • System Sales of Products Per Patient Use Services Income Channels B 2 B • Hospitals & Clinics • Home Monitoring VSMS/GMP $ SYNERGY 24 Chronic Care Management CMS

Patient enrolled on service Insurance coverage verified Patient monitored for up to 30 days 24 / 7 Live Patient Support Urgent / daily reports sent to Physician Summary Report posted Patient returns device IDTF USA BUSINESS MODEL THE PROCESS INCOME BASED ON SERVICE TYPE Extended Holter ( 14 days) External Mobile Cardiovascular Telemetry (MCOT) Cardiac Event Monitoring 25

26 AMBULATORY CARDIAC MONITORING OFFERS SIGNIFICANT OPPORTUNITY Measure Product Type 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 CAGR ( ’ 15 – ’ 25 ) Mar ket Value ( USD M) Holter Monitors 169 197 231 270 312 355 397 438 476 511 543 12.4 % Event Recorders 321 321 319 316 311 307 302 299 297 297 298 - 0.8 % Telemet ry Devices 282 399 542 701 864 1,020 1,166 1,300 1,421 1,528 1,625 19.1 % ILRs 236 273 313 366 437 549 711 796 865 920 963 15.1 % Total 1,008 1,190 1,405 1,653 1,924 2,231 2,577 2,834 3,059 3,256 3,429 13.0 % Mar ket Value (% Growth) Holter Monitors — 16.8% 17.3% 16.9% 15.5% 13.7% 11.9% 10.2% 8.7% 7.4% 6.3% 12.4 % Event Recorders — 0.0% - 0.6% - 1.0% - 1.4% - 1.5% - 1.4% - 1.0% - 0.7% - 0.2% 0.3% - 0.8 % Telemet ry Devices — 41.5% 35.7% 29.4% 23.2% 18.1% 14.3% 11.5% 9.3% 7.6% 6.3% 19.1 % ILRs — 15.6% 14.6% 17.1% 19.4% 25.6% 29.6% 12.0% 8.6% 6.3% 4.7% 15.1 % Total — 18.1% 18.0% 17.7% 16.4% 15.9% 15.5% 10.0% 8.0% 6.4% 5.3% 13.0 % Increased diagnostic yield leads to timely diagnosis Event Monitor / Mobile Telemetry (~ 1.7 M, 37%) Holter Monitor (~ 2.8 M, 61%) ~ 4.6 M ANNUAL U.S. A. DIAGNOSTIC Implantable Loop (~ 100 K, 2%) Source: Ambulatory Electrocardiography Monitoring Devices | Market Analysis | US | 2017, Decision Resources Group

27 U.S.A. TELEMETRY DEVICE MARKET (USD) 2015 – 2025 n Market Value MARKET VAL U E USD M 0 250 500 750 1000 1250 1500 1750 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Source: Ambulatory Electrocardiography Monitoring Devices | Market Analysis | US | 2017 , Decision Resources Group

MILESTONES 5 28

INVESTMENTS / IPO

Date	Event
MAY 17	ASX IPO raising (including pre-IPO) **AU$14M**
JUNE 17	**US$5M** Investment received from G Medical JV partner – Chinese fund Guangzhou Sino-Israel Bio Industry
NOV 17	Raised **AU$13.5M** via institutional and sophisticated investor placement
DEC 17	Cardiostaff IDTF acquisition **US$3.22M** in debt & **US$1M** in G Medical shares
AUG 18	Announcement of proposed IPO in Hong Kong for an initial market capitalisation of at least **AU$260M**
OCT 18	Underwriter engaged to manage proposed IPO on NASDAQ in USA
OCT 18	Telerhythmics IDTF acquisition **US$1.95M** in cash
OCT 18	CEO Yacov Geva provides personal loan amount of up to **US$10.0M** (partially converted to equity)
NOV 18	Raised **US$4.05M** via convertible notes

Source: Management

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REGULATIONS 30 Source: Management AUG 17 SEP 17 NOV 17 2020 1 H 2019 NOV 18 CE certification received for Prizma Smartphone Case OTC FDA approval received for Prizma Smartphone Case under prescription 1 H FY 19 CFDA expected approval ( Prizma smartphone case) CE approval received for GMP/VSMS (Extended Holter mode) 1 H FY 20 VSMS/GMP expected FDA approval (Holter, Event, ADAS) ISO 13485 / FDA for the Chinese facility

THANK YOU 31